UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 2, 2007 (August 30, 2007)

NEUROGESX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33438	94-3307935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-358-3300

(Registrant’s telephone number, including area code)

981 Industrial Blvd, Suite F, San Carlos, California 94070

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 2 on Form 8-K/A amends NeurogesX, Inc.’s (the “Company”) Current Report on Form 8-K originally filed on September 5, 2007, as amended by Amendment No. 1 on Form 8-K/A filed on September 6, 2007 (the “Original Filing”). The Company is refiling Item 5.02 of the Original Filing in connection with the appointment on September 26, 2007 of Bruce A. Peacock, a current director of the Company, to a position on the audit committee of the board of directors of the Company as a replacement of Daniel K. Turner, III. on such committee.

Except as described above, no other changes have been made to the Original Filing.

2

Item 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) On August 30, 2007, the board of directors of NeurogesX, Inc. (the “Company”) increased the number of directors on the board of directors of the Company to seven and appointed Mr. Bruce A. Peacock to fill the new vacancy as a Class III director, with such appointment effective as of August 30, 2007. On September 26, 2007, Mr. Peacock was appointed to the audit committee of the Company’s board of directors as a replacement for Daniel K. Turner, III. on such committee. Mr. Peacock may in the future be appointed to other standing committees of the board of directors of the Company, but as of the date hereof no such determination has been made. In connection with Mr. Peacock’s appointment, the Company’s 2007 Stock Plan provides for a grant to Mr. Peacock of an option to purchase 13,333 shares of the Company’s common stock, with such option vesting as to 25% of the shares underlying it on each anniversary of the date of grant subject to Mr. Peacock remaining a service provider to the Company on those dates. At its August 30th meeting, the board of directors of the Company approved this grant to occur on September 7, 2007, subject to Mr. Peacock’s status as a director on such date, with an exercise price per share equal to the September 7, 2007 closing price of the Company’s common stock on the NASDAQ Global Market.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Anthony A. DiTonno
Anthony A. DiTonno
President and Chief Executive Officer

Date: October 2, 2007

4